Exhibit 5

                               [LIGLLC Letterhead]

July 9, 2004

Mr. Paul A. Toback
Chairman, Chief Executive Officer and President
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631

Dear Paul:

Based on our recent conversations and the information contained in the press release we have agreed upon to be issued by Bally, Liberation Investments, L.P. and Liberation Investments Ltd. (collectively, "Liberation"), are withdrawing the stockholder proposals set forth in Liberation's May 27, 2004 letter to Cary Gaan. In addition, Liberation is terminating its solicitation of proxies for use at Bally's 2004 Annual Meeting and at such meeting will vote all Bally common shares owned by Liberation for the election of the current nominees for director and will not encourage any person to withhold votes for such nominees. Finally, Liberation will modify its Schedule 13D in a manner consistent with the press release and the foregoing.


Very truly yours,

Liberation Investments, L.P.

By:  /s/ Emanuel R. Pearlman
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Liberation Investments Ltd.

By:  /s/ Emanuel R. Pearlman
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